Exhibit 4.11

(English Translation)

General Service Agreement

between

China Unicom Corporation Limited

and

China Unicom Ltd.

November 20, 2002

General Service Agreement

This Agreement (the “Agreement) is entered into on November 20, 2002, in Beijing, China, between

(1)                                  Party A: China United Telecommunications Corporation

Address: Huang Cheng Hotel, 15 Yangfangdianlu, Haidian District,

Beijing

Legal Representative: Mr. Yang Xianzu

(2)                                  Party B: China United Telecommunications Co. Ltd (the “Unicom A-Share Company”)

Address: 9th Floor, A 133, Xidanbeidajie, Xicheng District, Beijing

Legal Representative: Mr. Yang Xianzu

Whereas:

(1)                                  Party A, a duly incorporated and validly existing limited corporation, is a provider of integrated telecommunications services;

(2)                                  Party B, a limited company duly incorporated and validly existing under the laws of the People’s Republic of China, has had its common stock listed on the Shanghai Stock Exchange since October 9, 2002;

(3)                                  Party A and Party B entered into a memorandum, dated August 12, 2002 (the “Memorandum on Connected Transactions”), regarding certain transactions after Party B’s public offering between Party A or its subsidiaries (excluding Party B and any subsidiaries controlled by Party B) and China Unicom Limited (the “Unicom Red-Chip Company”), which is indirectly controlled by Party B, or its subsidiaries;

(4)                                  Unicom New Century Telecommunications Co. Limited (the “Unicom New Century’), a limited corporation wholly owned by Party A and a provider of integrated telecommunications services established on July 16, 2002, has been injected by Party A with its mobile telecommunications businesses and related assets, credits and liabilities in the following nine provinces and municipalities: Sichuan, Xinjiang, Chongqing, Shaanxi, Guangxi, Henan, Heilongjiang, Jilin and Jiangxi (the “Nine Service Areas”); and

(5)                                  Party A is contemplating on injecting, via a wholly owned overseas subsidiary, all the rights and interests of the shares of Unicom New Century it now holds (the “Target Interests”) into Unicom Red-Chip Company, which is established in Hong Kong (the “Offshore Capital Injection Project”).

NOW THEREFORE, for the purpose of the Offshore Capital Injection Project, in accordance with the Memorandum on Connected Transactions and the applicable transaction principles set forth in the related listing rules, and on the basis of equality and mutual benefit, both Parties hereby have reached the following agreements after friendly consultations:

1.                                      General Principles:

1.1                                 The “General Service” hereunder refers to certain services and facilities provided by the Parties to each other and any payment by the Served Party to the Serving Party (the “Service Fees”).

1.2                                 Such services and/or facilities provided by one Party to the other Party pursuant to this Agreement are non-gratuitous commercial transactions. In accordance with the fair-market principles, the Serving Party shall collect reasonable Service Fees for any services and facilities provided by it, and the Served Party shall make any due payment.

1.3                                 The condition or quality of any of the General Service provided hereunder by either Party to the other Party shall not be lower than that of the same or similar services or facilities the Serving Party provides to any third party.

1.4                                 In the event that either Party requires the other Party to increase the supply of any of the General Service, the other Party shall do its utmost to provide such requested amount of the services or facilities, of which the condition or quality shall not be lower than that of the same or similar services or facilities the Serving Party provides to any third party.

1.5                                 In the event that any Party is not able to provide, in full amount or at all, any of the General Service due to any reasons other than its own fault, such Party shall promptly notify the other Party and do its utmost to assist the other Party in seeking the same or similar services or facilities through other channels.

1.6                                 The General Service provided hereunder shall be in accordance with the specific purposes agreed by both Parties as well as with the applicable national standards.

1.7                                 In the event that either Party breaches this Agreement and losses are incurred by the other Party, the defaulting Party shall bear any liabilities for such breach, including, but not limited to, any direct and indirect losses resulting from the breach, provided that such losses are not caused by any force majeure event.

1.8                                 Each Party shall provide all the reasonable and necessary efforts in assisting the other Party’s performance hereunder.

2.                                      Major Items in the General Service:

2.1                                 The General Service provided by the Parties to each other and other related arrangements are set forth in the Annexes hereto:

Annex I:                            Interconnection and Settlement (to be provided by both Parties to each other);

Annex II:                       Roaming Arrangement (to be provided by both Parties to each other);

Annex III:                   Special Phone Cards (to be provided by Party A to Party B);

Annex IV:                   Equipment Acquisition Service (to be provided by Party A to Party B); and

Annex IV:                   Use of the Properties (to be provided by Party A to Party B).

3.                                      Pricing and Payment:

3.1                                 The principles for pricing and billing standards in connection with the Service Fees are set forth in the Annexes hereto.

3.2                                 Any specific amounts of the Service Fees shall be calculated under the current applicable Chinese accounting rules.

3.3                                 In the event that the Parties fail to agree upon a certain amount of the Service Fees, such issue shall be reported to the relevant authorities, who shall determine such amount in accordance with this Agreement and the national pricing policies and rules. Such authorities’ decisions shall be final and binding to both Parties.

3.4                                 Each Party shall pay the due Service Fees for the relevant services provided by the other Party in accordance with the pricing principles and standards set forth in this Agreement and the Annexes hereto.

3.5                                 In the event that either Party fails to pay any due Service Fee, such Party shall pay to the other Party a late fee of 0.05% of the due amount on a daily basis. In the event that the payment is overdue for more than 60 days, the other Party may notify in writing of its intention to suspend the relevant services. In the event that such Service Fees are not paid within 30 days after the receipt of the written notice, the other Party may declare to terminate the relevant services. The suspension or termination of such services shall not affect any rights or obligations hereunder brought forth prior to such event.

3.6                               In every October, both Parties shall discuss the next fiscal year’s pricing standards for each item of the General Service as well as other related matters and enter into certain supplemental agreements. If the Parties fail to enter into such supplemental agreements by then, the current pricing standards and other related clauses shall apply to the next fiscal year until certain agreement is reached or the dispute is resolved pursuant to Section 3.3 herein.

4.                                      Term:

4.1                                 The term of this Agreement shall be one year. Subject to Section 7 herein, this Agreement shall become effective on January 1, 2003.

4.2                               Subject to applicable laws and government regulations, this Agreement shall be automatically renewed each year, unless Party B notifies Party A in writing 60 days prior to the expiration day.

5.                                      Representations, Warranties and Covenants:

Each Party hereto represents and warrants to the other Party as follows:

5.1                                 Such Party has the full power and authority (including, but not limited to, obtaining relevant approvals, consents or permits from government authorities) to execute this Agreement and its Annexes;

5.2                                 This Agreement and its Annexes will become effective and binding once it is signed in the way specified herein and can be enforced in a mandatory manner; and

5.3                                 No provision in this Agreement and its Annexes shall run counter to the applicable laws and regulations of the People’s Republic of China.

6.                                      Assignment:

6.1                                 Subject to the terms and conditions under this Agreement and the Memorandum on Connected Transactions, Party A hereby gives an irrevocable consent that Party B may transfer its rights and obligations hereunder to Unicom New Century or its subsidiaries, or Unicom Red-Chip Company or its subsidiaries. No other or further consent by Party A shall be required for Party B to transfer its rights and obligations hereunder to Unicom New Century or its subsidiaries, or Unicom Red-Chip Company or its subsidiaries.

6.2                                 Once Party B transfers its rights and obligations hereunder to Unicom New Century or its subsidiaries, or Unicom Red-Chip Company or its subsidiaries, the transferee shall immediately assume all of Party B’s rights and obligations hereunder, while Party B shall immediately terminate all such rights and obligations.

7.                                      Effectiveness:

The effectiveness of this Agreement shall be subject to the terms and conditions under Section 3.1 of the Share Transfer Agreement, dated November 20, 2002, by and among Unicom Centenarian (BVI) Limited (“Centenarian BVI”), Party A and China Unicom (BVI) Limited, in connection with the acquisition of Centenarian BVI by China Unicom (BVI) Limited.

8.                                      Force Majeure:

In any force majeure event that is unforeseeable and the consequences of which are unavoidable or insurmountable and results in either Party’s failure to duly perform its obligations hereunder, such Party shall promptly notify the other Party of such situation and provide within 15 days any valid documents evidencing the details and explaining the reasons for not being able to perform all or part of its obligations hereunder or the reasons for any necessary delays of such performance. Based on the impact of the force majeure event, the Parties shall decide through negotiations whether to terminate, partially waive or postpone such performance.

9.                                      Confidentiality:

Unless required by law or any regulations or requirements of any relevant regulatory authorities, or unless for the purpose of Party B’s information disclosure to the Shanghai Stock Exchange, each Party shall not, without the other Party’s written consent, provide or disclose any data and information in connection with the other Party’s businesses to any other company, enterprise, organization or person.

10.                               No Waiver:

Unless otherwise required by law, any failure or delay in exercising any of its rights, powers or privileges by one Party shall not be construed as a waiver of such rights, powers or privileges. Any one time or partial exercise of such rights, powers or privileges shall not affect any further or complete exercise of such rights, powers or privileges.

11.                               Notification:

Any notification given in connection with this Agreement shall be in writing and shall be delivered by one Party to the other Party by hand, fax or mail. Such a notification by hand shall be deemed to have been duly given on the date of delivery. Such a notification via fax shall be deemed to have been duly given upon the completion of the fax transmission. Such a notification by mail shall be deemed to have been duly given on the third working day (extended when there is a public holiday) after the postal date. Notifications become effective upon their arrival.

Addresses of the Parties hereto for receiving notifications are as follows:

China United Telecommunications Corporation Limited

Attention:	Jia Yong Zeng
Address:	A133, Xidanbeidajie, Room 1167, 11th Floor, Xicheng District,
Beijing, China 100032

Unicom New Century:

Attention:	Song Xiao Xi
Address:	A133, Xidanbeidajie, Room 1168, 11th Floor, Xicheng District,
Beijing, China 100032

12.                               Governing Law:

This Agreement is under the jurisdiction of the Chinese laws and shall be interpreted and executed in accordance with the Chinese laws.

13.                               Dispute Resolution:

Other than the exceptions under Section 3.3 herein, both Parties shall endeavour to resolve any dispute over the effectiveness, interpretation or execution of this Agreement through friendly consultations. Should any dispute remain unsettled for more than 30 days after its occurrence, either Party is entitled to bring a lawsuit based on this Agreement to a competent PRC Court.

14.                               Miscellaneous

14.1                           Annexes I to V hereof are integral parts of this Agreement with equal legal binding force. Should there be any conflict between the Annexes and the Agreement, the Annexes shall prevail.

14.2                           Based on mutual consultations, both Parties can make modifications, revisions or additions to this Agreement and the Annexes hereto. No revision or addition shall become effective until it is duly signed in writing and sealed by both Parties or their authorized representatives.

14.3                           This Agreement is severable, that is, when any of the clauses in this Agreement or the Annexes hereto is deemed illegal or non-enforceable, the effectiveness and enforcement of the other clauses contained herein shall by no means be affected.

14.4                           This Agreement has two original copies with equal legal binding force, and each Party shall retain one.

China Unicom Corporation Limited (Corporate Seal)

Legal Representative or Authorized Representative: /s/ Yang Xian Zu

China Unicom Ltd.

Legal Representative or Authorized Representative: /s/ Wang Jian Zhou

Annex I

Interconnection and Settlement

1.                                       Types of interconnection:

For the purpose of operating various telecommunication networks, including the mobile network of the Nine Service Areas, Party A and Party B hereby agree to interconnect all of their telecommunication networks, including each Party’s own mobile networks and other networks.

2.                                       Technical specifications and standards, cost sharing and network construction in respect of the interconnection:

2.1                                 Any such interconnection shall be subject to the interconnection standards and specifications set forth by governmental telecommunications authorities.

2.2                                 Issues such as cost-sharing methods and network construction shall be discussed and decided by both Parties, in accordance with applicable regulations set forth by governmental telecommunications authorities.

3.                                       Each Party’s obligations:

3.1                                 Each Party shall ensure that the quality of the interconnection shall not be lower than that of the telecommunication within their own networks.

3.2                                 Based on the technology available, each Party shall unconditionally and promptly provide the other Party’s customers, upon the customers’ requests, any services  (including special services and intelligent services) available to the customers in its own networks.

4.                                       Network management and adjustment:

4.1                                 Each Party shall notify the other Party of its construction work on network expansions, if such construction work may affect the usage of the other Party’s customers, six months before such construction work starts.

4.2                                 Each Party shall notify the other Party of its technical adjustment work on router systems, frame relays, transmission methods, cell data or software upgrades, etc.,

if such adjustment may affect the usage of the other Party’s customers, 30 days before such adjustment work starts.

4.3                                 Each Party shall provide timely cooperation and assistance, at the other Party’s request, in the other Party’s adjustment work on router systems, frame relays, transmission methods, cell data or software upgrades, etc., so as to ensure the quality of the interconnection.

5.                                       Maintenance, technical problems and solutions:

5.1                                 Both Parties shall maintain their networks by the current standards and regulations set forth by the governmental telecommunications authorities so as to ensure normal operation of the entire network.

5.2                                 Each Party may not terminate the interconnection without the other Party’s consent.

5.3                                 Should there be a network breakdown or heavy network traffic, both Parties shall take effective measures to resume operations.

6.                                       Settlement and payment:

6.1                                 Settlement Principles:

i.                                          Settlement between both Parties’ mobile networks:

The two different settlement methods for mobile calls between different provinces are as follows:

1.                                       In the event that Party A’s or Party B’s mobile subscriber makes a call in both Parties’ service area, and when Party A collects 4% of the long-distance charge, then Party B is also entitled to collect 4%. The remainder shall be collected by China Unicom Corporation Limited (CUCL).

2.                                       If the settlement standards stipulated in the MII announcement dated March 14, 2001 is applied, the caller’s network shall retain RMB0.06 of the long-distance charge while the receiver’s network shall retain RMB0.06. The remainder shall be collected by CUCL.

Currently, both Parties agree to adopt the first settlement method above. Both Parties also agree that, if any other settlement method set forth and modified from time to time by governmental authorities, are found more favorable to Party B than the settlement method currently used by both Parties, such settlement method shall be adopted.

ii.                                       All other interconnection settlement between both Parties:

Both Parties agree to make settlements in accordance with the MII’s announcement dated March 14, 2001 and its amendments from time to time.

6.2                                 Billing principles:

The interconnection settlement between the Parties shall be based on Party B’s billing data. However, if the discrepancy between Party A’s billing data and Party B’s accounting billing is larger than 3%, both Parties shall consider other basis for settlement.

6.3                                 Delivery of billing data and settlement:

(1)                                  Settlement between the Parties’ mobile networks

Both Parties agree to submit relevant billing data on the 25th day of each month to the Settlement Center, controlled by Party B. The Settlement Center is in charge of data collecting and processing, and creating network settlement statements.

Both Parties also agree to make settlements once a month on the network settlement statements created by the Settlement Center.

(2)                                  Other settlements between the Parties’ mobile networks and fixed networks

Both Parties agree to have their subsidiaries make settlements once a month based on the settlement principles set forth in this Annex.

Annex II

Roaming Arrangement

For the purpose of providing mobile services to each Party’s subscribers in its own service areas and providing roaming services to both Parties’ subscribers, both Parties hereby agree to make arrangements as follows:

1.                                       Both Parties agree to arrange for automatic roaming, so that either Party’s mobile subscribers can make and receive calls in the other Party’s service areas.

2.                                       Both Parties agree that a mobile subscriber using roaming services shall be charged with a fixed roaming fee of RMB 0.60 per minute for both incoming and outgoing calls.

(1)                                  If a Party B’s subscriber uses the roaming service in Party A’s service area, the roaming charge collected by Party B shall be distributed as follows: (i) RMB 0.40 is collected by Party A; and (ii) RMB 0.20 is retained by Party B.

(2)                                  If a Party A’s subscriber roams in the Nine Service Areas, the roaming charge collected by Party A shall be distributed as follows: (i) RMB 0.56 is collected by Party B; and (ii) RMB 0.04 is retained by Party A.

Annex III

Special Phone Cards

1.                                       Scope of the special phone cards service:

Based on its actual needs, Party B may request Party A to provide, via Unicom Xingye, a subsidiary held by Party A, certain telephone cards for various purposes, including SIM cards, UIM cards, IP cards, long-distance cards and rechargeable cards (the “Phone Cards” collectively).

2.                                       Quantity of the Phone Cards:

2.1                                 Annual and periodical plans for ordering the Phone Cards:

2.1.1                        In October of each year, Party B shall submit to Party A its annual order plan for the coming year, based on its operation plan for the year.

2.1.2                        In February, May and September of each year, Party B shall confirm its order plans for the periods from May to August, from September to December, and from January to April of the next year, respectively. Party A shall deliver the  Phone Cards according to the order plans confirmed by Party B, unless there is a force majeure event.

2.2                                 Rush orders and temporary orders:

Party B may request to modify its order plans. Should there be any rush orders or temporary orders resulting from such modifications, Party A shall do its utmost to supply the order as requested by Party B and shall confirm within three days after Party B’s request whether it will be able to perform as requested by Party B.

3.                                       Prices for the Phone Cards

3.1                                 Both Parties agree that the prices for the Phone Cards shall be determined by the actual cost of the Phone Cards to be delivered by Party A to Party B (including the import cost, manufacture cost and distribution cost) plus a marginal profit no higher than 20% (which is to be determined from time to time by both Parties) of the overall cost. Both Parties also agree to set up a discount rate based on the volume of Party B’s orders.

3.2                                 As for Party B’s rush orders or temporary orders, Party A may add an expedited fee of up to 10% on top of the prices set forth above.

3.3                                 Both Parties agree to negotiate and determine in December of each year the price for each type of Phone Card for the coming year.

4.                                       Delivery time and place:

Party A shall deliver the Phone Cards to Party B at the time and places designated in Party B’s order plans or as requested by any rush/temporary orders.

5.                                       Quality of the Phone Cards:

5.1                                 Party A shall guarantee the quality of the Phone Cards to be up to the standards stipulated by the relevant governmental authorities, and provide any necessary certification.

5.2                                 Party A shall guarantee all the numbers, codes and passwords of the Phone Cards to be produced under a secure and confidential condition, and guarantee the technology, security and confidentiality of such numbers, codes or passwords.

5.3                                 In the event that Party B raises any questions regarding the quality of any Phone Cards within five days after it receives such Phone Cards, Party A shall exchange or repair such defective Phone Cards, unless the defect was caused by Party B, until the applicable standards and Party B’s requirements are satisfied.

5.4                                 In the event that Party B fails, after its reasonable efforts, to discover any existing quality defects in the Phone Cards, Party A shall indemnify Party B for all Party B’s direct losses caused by such defects.

6.                                       Payment:

6.1                                 By the time that Party B confirms with Party A of Party B’s order plan, it shall make a prepayment of 15% of the total price of the Phone Cards ordered by Party B. The remaining 85% of the total payment shall be delivered to Party A by the time that Party A completes the delivery of all the Phone Cards pursuant to Party B’s order plan.

6.2                                 Payment for rush/temporary orders:

By the time that Party A confirms with Party B of any rush or temporary order, Party B shall make the full payment of such order (including any expedited fees) and Party B may require Party A to deliver such order on a timely basis.

7.                                       Other Phone Cards:

Based on its business needs, Party B may request Party A to provide other types of Phone Cards. Party A shall make such effort after making a working plan based the available technology, operating conditions and other factors.

Both Parties agree that they shall discuss the amount, prices, and payment methods of such other types of Phone Cards. The price shall be based on the actual cost incurred by Party A in manufacturing and delivering such Phone Cards plus a marginal profit no higher than 20% of the total cost.

Annex IV

Equipment Acquisition Services

1.                                       Scope of the equipment acquisition services:

Based on its actual needs, Party B may request Party A to act on its behalf (via Unicom Import and Export Co. Ltd. (“Unicom I&E”), a subsidiary controlled by Party A), to handle overseas acquisitions of telecommunications equipment and other materials.

Unicom I&E shall provide comprehensive acquisition services, including bidding, consulting, and acting as the processing agent. Unicom I&E may also authorize Party A’s other subsidiaries to provide such acquisition services.

2.                                       Procedures for the acquisition services:

Both Parties agree to authorize Unicom I&E to provide the equipment aquisition services to Party B in accordance with “Notice on Centralized Import and Export Operations (No. [1994]001)”, “Rules on Centralized Equipment Acquisitions of China Unicom (No. [1995]380)”, “Rules on Centralized Acquisitions of Equipment and Instruments (No. [1996 ]31)”, “Methods of Equipment Acquisitions of China Uniform (No. [1998] 059)” and other applicable documents agreed upon by both Parties.

3.                                       Service Fees and Payment:

3.1                                 Party B shall pay Unicom I&E such service fees for the acquisitions of any equipment and materials as follows:

3.1.1                                  0.7% of the underlying amount (including any bank processing fees) in any overseas acquisition contract of major equipment signed by Unicom I&E on Party B’s behalf;

3.1.2                                  0.5% of the underlying amount in any domestic acquisition contract of major equipment signed by Unicom I&E on Party B’s behalf; and

3.1.3                                  Unicom I&E agrees not to charge Party B for the acquisition of any power switches, storage batteries, diesel-electric sets, constant power supplies, the air conditioning of equipment rooms, optic fibers and other transmission materials and necessary accessories.

3.2                                 Both Parties agree that the payment time for the agent service fees shall be determined by both Party B and Unicom I&E, based on the specific circumstance of the equipment acquisition. Should there be any payment overdue, Party B shall pay Unicom I&E a late fee of 0.5% of the total amount due on a daily basis.

4.                                       Party A shall cause Unicom I&E to treat Party B in the same manner as it would Party A in respects of import and export prices as well as other material provisions or conditions.

Annex V

USE OF THE PROPERTIES

1.                                       Use and purposes of the properties:

1.1                                 Based on Party B’s requests from time to time, Party A agrees to give Party B access to use certain properties it owns (“Party A’s Properties”) and certain other properties procured by Party A from certain third parties (the “Third Parties’ Properties”), including premises, air conditioners, power supplies, power devices and other accessorial facilities.

1.2                                 Party B shall use such above-mentioned properties only for the purposes of its offices, retail outlets, and operations.

2.                                       Fees and payments:

2.1                                 Party B’s payment for using any of Party A’s Properties shall be based on the depreciation cost or the market price of similar properties in the same geographical area, whichever is lower.

2.2                                 As for any of the Third Parties’ Properties used by Party B, both Parties shall share the payment to such third party, based on the proportion used by each Party.

2.3                                 Party B shall make the payments to Party A within 30 days after the end of each quarter.

2.4                                 Should there be any payment overdue, Party B shall pay Party A a late fee of 0.05% of the total amount due on a daily basis.

3.                                       Warranties and Covenants:

Party A warrants that it has full rights to provide such above-mentioned Party A’s Properties and Third Parties’ Properties (including premises, power supplies, air conditioners, power devices and other accessorial facilities) for Party B to use. Party A agrees to indemnify Party B for all the losses resulting from any dispute regarding Party A’s ownership or rights of use of such Properties that prevents Party B from exercising its rights under this Annex or any other damages incurred by Party B.